Exhibit 99.9

CONSENT OF WONG KOK SENG

Ultratrex Inc. (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as an Executive Director and Chief Executive Officer.

Dated: August 29, 2025

/s/ Wong Kok Seng
Wong Kok Seng